Exhibit 10.11

ALLIANCE FINANCIAL CORPORATION

FORM OF CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into as of January 27, 2009, by and between Alliance Financial Corporation (the “Company”) and                  (“Employee”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.        Employee is employed by Alliance Bank, N.A., the Company’s subsidiary.

B.        The Company may at some time in the future consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that this could be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

C.        The Board believes that it is in the best interests of the Company to provide Employee with an incentive to continue his employment upon a Change of Control.

D.        In order to provide Employee with enhanced financial security and encourage Employee to remain with the Company notwithstanding the possibility of a Change of Control, the Board wishes to provide Employee with certain benefits in the event of Employee’s termination following a Change of Control.

AGREEMENT

In consideration of the mutual covenants contained herein and the continued employment of Employee by the Company, the parties agree as follows:

1.        Definition of Terms. The following terms referred to in this Agreement shall have the following meanings for purposes of this Agreement:

(a)        Cause. “Cause” is defined as (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee that results in material harm to the Company, (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony, (iii) an act by Employee which constitutes gross misconduct or fraud and which is materially injurious to the Company, or (iv) Employee’s continued, substantial violations of Employee’s employment responsibilities after Employee has received a written notice from the Company which sets forth the specific factual basis for the Company’s belief that Employee has not substantially performed his duties.

(b)        Change of Control. “Change of Control” of the Company is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity, or (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of related transactions, or (iii) “incumbent directors” constitute less than a majority of the Board of Directors, with “incumbent directors” defined to mean members of the Board of Directors as of this date and subsequently elected members who are nominated or approved by at least 75% of the incumbent directors prior to their election.

(c)        Constructive Termination. “Constructive Termination” is defined as a resignation of Employee’s employment within ninety (90) days following the occurrence of any of the following events: (i) without Employee’s written consent, either a reduction by the Company of the Employee’s base salary as in effect from time to time or a significant reduction of Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction, or (ii) a relocation of Employee’s principal workplace outside of the Syracuse, New York area.

2.        Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the date that all obligations of the parties hereto under this Agreement have been satisfied or (ii) the date that Employee is no longer employed by the Company, provided such termination occurs prior to a Change of Control.

3.        At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans, agreements and policies at the time of termination.

4.        Benefits.

(a)        Termination Following a Change of Control. If, within twenty-four (24) months following a Change of Control, the Company terminates Employee other than for Cause or Employee voluntarily terminates as a result of a Constructive Termination, then, provided Employee also executes and does not revoke a release of all claims in a form determined by the Company at the time of termination:

(i)        Employee will be entitled to receive a lump sum severance payment equal to two-hundred percent (200%) of Employee’s annual base salary as in effect as of the date of such termination;

(ii)        All unvested stock options and restricted stock granted to Employee prior to the Change of Control shall accelerate and become vested and exercisable as of the date of termination; and

(iii)        if (1) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and (2) Employee elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, Employee and his or her qualified family members shall be entitled to health care coverage under COBRA paid for by the Company, until the earlier of (x) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, (y) twenty-four (24) months following such termination, or (z) for such shorter period until Employee obtains new employment offering health insurance coverage.

    (b)        Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation time through the date of termination; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

5.        Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

          (a)        delivered in full, or

          (b)        delivered as to such lesser extent as will result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s regular independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.        No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

7.        Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

8.        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.        Arbitration. Employee agrees that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Syracuse, New York under the rules of the American Arbitration Association. Employee agrees that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Employee agrees that the prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs.

10.      Integration; Amendment. This Agreement represents the entire agreement and understanding between the parties regarding its subject matter, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to such subject matter. No modification of this Agreement may be made except by written agreement of the parties hereto.

11.      Tax Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

12.      Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws principles).

13.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ALLIANCE FINANCIAL CORPORATION
[Signature]
By:
Title: